Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2021, relating to the financial statements of Coinbase Global, Inc. appearing in the Registration Statement 333-253482 on Form S-1. We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ Deloitte & Touche LLP
San Francisco, California
April 1, 2021